FOR IMMEDIATE RELEASE                               CONTACT: Edward M. Sellian
                                                             Chairman and CEO
                                                             (561) 221-1754



                       NUCO2 AND COCA-COLA REACH AGREEMENT
                           TO FORM STRATEGIC ALLIANCE


            STUART,  FLORIDA,  March  28,  2000 -- NuCo2  Inc.  (NASDAQ/National
Market: NUCO) announced today that it has reached agreement with The Coca-Cola Company (NYSE: KO) that establishes a framework for the parties to develop a strategic alliance between them for providing Coca-Cola Fountain customers with quality CO2, CO2 dispensing systems, technology and services that are superior to systems available today.

            "We at NuCo2 are excited about this opportunity to work with the world's leading beverage company," said Edward M. Sellian, CEO. "Our national expansion program began approximately three years ago with the goal of attracting nationally recognized chain restaurant and convenience store locations. The program's success has established NuCo2 as the country's major supplier of beverage carbonation, with a record of quality service and reliability. This excellent track record has brought us to this point, a strategic alliance with The Coca-Cola Company that allows us to further develop new and special CO2 supply products and services to support Coca-Cola foodservice customers and the foodservice industry."

             "We are looking forward to developing differentiated product and service programs with NuCo2 that better serve our customers," said Jack Wilson, VP - Operations of Coca-Cola North American Fountain.

            NuCo2 Inc. is the largest supplier of bulk CO2 systems and bulk CO2 for carbonating and dispensing fountain beverages. NuCo2 currently services approximately 70,000 customers in 44 states through 90 strategically located service and supply centers. Further information about NuCo2 Inc. may be obtained on the Internet at www.nuco2.com.

             Statements contained in this press release concerning NuCo2's management's beliefs, goals and expectations are "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. NuCo2 Inc. disclaims any obligation to update and forward looking statement as a result of developments occurring after the date of this press release.